INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to the Registration Statement of John Hancock Preferred Income Fund (Investment Comapny Act of 1940 Registration No. 811-21131) of our report dated August 12, 2002, relating to the financial statements of John Hancock Preferred Income Fund as of August 9, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the headings "Independent Auditors" and "Financial Statements" in the Registration Statement.



/s/Deloitte & Touche LLP
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Boston, Massachusetts
September 11, 2002